Exhibit 23.3
CONSENT OF KPMG LLP
Independent Auditors’ Consent
The Board of Directors
Martin Midstream GP, LLC:
We consent to the use of our report dated January 22, 2007, with respect to the consolidated balance sheet of Martin Midstream GP LLC as of December 31, 2006, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

KPMG LLP
Shreveport, Louisiana
December 14, 2007